MALONE & BAILEY PC
CERTIFIED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors:

We hereby consent to the inclusion in this Registration Statement filed on Form S-4/A, filed on May XX, 2009, of our report dated March 30, 2009, relating to the balance sheets of Abazias, Inc. as of December 31, 2008 and 2007 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2008, 2007 and 2006. We also consent to the reference to our firm under the heading 'Experts' in this Registrations Statement.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone−bailey.com
Houston, Texas

May 7, 2009

www.malone-bailey.com | 10350 Richmond Ave., Suite 800 | Houston, TX 77042 | p. 713.343.4200 | f. 713.266.1815